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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Information Services Group, Inc.
2187 Atlantic Street
Stamford, Connecticut 06902
(203) 517-3100

March 21, 2019

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") on April 30, 2019, at 10:00 a.m. Eastern Time, which will be held at the offices of the Company, 2187 Atlantic Street, Stamford, Connecticut (the "Annual Meeting").

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2018. We believe this process allows us to provide our stockholders with the information they need in a timely manner while reducing the environmental impact and lowering costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report to Stockholders for the fiscal year ended December 31, 2018 and a form of proxy card. Beginning on or about March 21, 2019, this Notice and this Proxy Statement are being distributed and made available to our stockholders.

        We hope that you will attend the Annual Meeting. Your vote is important to us and to our business. We encourage you to vote by telephone, over the internet, or if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card so that your shares will be represented and voted at the Annual Meeting, whether or not you plan to attend. If you attend the Annual Meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

Sincerely yours,
Michael P. Connors Chairman and Chief Executive Officer

Information Services Group, Inc.
2187 Atlantic Street
Stamford, Connecticut 06902
(203) 517-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2019

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") will be held at the Company's offices, 2187 Atlantic Street, Stamford, Connecticut on April 30, 2019, at 10:00 a.m. Eastern Time, for the following purposes:

          1.     To elect two directors to serve for a three-year term and until their successors have been elected and qualified.

          2.     To ratify the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

          3.     To approve, in a non-binding advisory vote, the compensation paid to our named executive officers as described herein.

          4.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 4, 2019 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,
Michael P. Connors Chairman and Chief Executive Officer

Stamford, Connecticut
March 21, 2019

IMPORTANT: Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. If you submit a proxy, but do not provide specific instructions on how to vote, the proxies will vote your shares as recommended by the Board of Directors. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions described in the accompanying proxy statement. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on April 30, 2019

        The Notice of Annual Meeting of Stockholders, Proxy Statement and 2018 Annual Report to Stockholders are available free of charge at https://materials.proxyvote.com/45675Y.

        Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to: Chief Financial Officer, Information Services Group, Inc., 2187 Atlantic Street, Stamford, Connecticut 06902.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General

        The accompanying proxy is solicited by the Board of Directors of Information Services Group, Inc., a Delaware corporation ("ISG," the "Company," "we," "us," and "our"), for use at its Annual Meeting of Stockholders to be held on April 30, 2019 (the "Annual Meeting"), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being distributed and made available to our stockholders on or about March 21, 2019.

Notice of Internet Availability of Proxy Materials

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we sent a Notice of Internet Availability of Proxy Materials on or about March 21, 2019 to our stockholders of record as of the close of business on March 4, 2019. We also provided access to our proxy materials via the internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this proxy statement or in the Notice of Internet Availability of Proxy Materials.

Record Date, Outstanding Voting Securities

        Only stockholders of record as of the close of business on March 4, 2019 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of March 4, 2019, we had 45,799,605 shares of common stock outstanding and expected to be entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of March 4, 2019 is entitled to one vote for each share of common stock held by such stockholder.

Quorum, Adjournment

        Our Bylaws require that a quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the shares entitled to vote are present in person or by proxy. Shares will be counted towards the quorum only if the stockholder submits a valid proxy (or one is submitted on such stockholder's behalf by such stockholder's broker, bank or other nominee) or if the stockholder votes in person at the Annual Meeting. Abstentions, "withhold" votes and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting or the presiding officer at the Annual Meeting may adjourn the Annual Meeting until a quorum is present.

Required Vote

        In accordance with our amended and restated certificate of incorporation and bylaws:

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  For Proposal No. 1, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees;

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  Proposal No. 2 requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting; and

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  Proposal No. 3 requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting.

        For the election of directors, abstentions, "withhold votes" and broker non-votes will have no effect on the outcome of the vote because they are not considered "votes cast" for voting purposes. For Proposal No. 2, abstentions will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes. Under the rules of the New York Stock Exchange, member brokers who hold shares in street name for their customers that are the beneficial owners of those shares have the authority to only vote on certain "routine" items in the event that they have not received instructions from beneficial owners. Proposal No. 2 is considered a "routine" item, and accordingly, brokers and other nominees will have discretionary authority to vote on Proposal No. 2, such that we expect there to be no broker non-votes on that Proposal. For Proposal No. 3, abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes.

Board Recommendations

        The Board of Directors of the Company recommends a vote:

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  "FOR" each of the nominees named in Proposal No. 1;

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  "FOR" the engagement of PricewaterhouseCoopers LLP as the Company's independent public accounting firm for the fiscal year ending December 31, 2019; and

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  "FOR" approval of the compensation paid to our Named Executive Officers.

Solicitation

        The proxy accompanying this proxy statement is solicited on behalf of our Board of Directors for use at the Annual Meeting and any postponements or adjournments of the Annual Meeting, and the expenses of solicitation of proxies will be borne by the Company. The solicitation will be made primarily by mail or via the internet, but our officers and regular employees may also solicit proxies by telephone, facsimile or in person. We also have retained Innisfree M&A Incorporated ("Innisfree") to assist in soliciting proxies. ISG expects to pay Innisfree approximately $10,000 plus expenses in connection with its solicitation of proxies.

How to Vote

        If on March 4, 2019 your shares are registered directly in your name with the Company's registrar and transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a stockholder of record with respect to those shares, and the Notice was sent to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

        If on March 4, 2019 your shares are held in a brokerage account with a bank, broker-dealer, trust or similar organization, you are considered the "beneficial owner" of those shares held in "street name" and the Notice was forwarded to you by that organization. The organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote your shares at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.

        Your vote is very important to us and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your broker or other intermediary) or the instructions that you received through electronic mail. There are three convenient ways of submitting your vote:

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  By Telephone or Internet—All stockholders of record can vote by touchtone telephone from the U.S. using the toll-free telephone number on the proxy card, or over the internet using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or internet if their broker or other intermediary makes those methods available, in which case the broker or other intermediary will enclose the instructions with the proxy materials. The telephone and internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

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  In Person—All stockholders of record may vote in person at the Annual Meeting. Beneficial owners may vote in person at the Annual Meeting if their broker or other intermediary has furnished a legal proxy. If you are a beneficial owner and would like to vote your shares by proxy, you will need to ask your broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that will be provided to you at the Annual Meeting. You will not be able to vote your shares without a legal proxy.

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  By Written Proxy—All stockholders of record can vote by written proxy card, if they have requested to receive a paper copy of our proxy materials. If you are a beneficial holder and you requested to receive printed proxy materials, you will receive a written proxy card and a voting instruction form from your broker or other intermediary.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted "For" the election of the nominees named in this Proxy Statement and "For" proposals two and three. A stockholder whose shares are registered in such stockholder's own name has the power to revoke his or her proxy at any time before it is exercised by (i) delivering to the Chief Financial Officer of the Company a written instrument revoking the proxy, (ii) voting again over the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted) or, if you requested and received written proxy materials, by signing and returning a new proxy card with a later date or a duly executed proxy with a later date or (iii) by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

        If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

Householding

        If you are a beneficial owner, your bank or broker may deliver a single proxy statement, along with individual proxy cards, or individual Notices to any household at which two or more stockholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding mailings by contacting Chief Financial Officer, Information Services Group, Inc., 2187 Atlantic Street, Stamford, Connecticut 06902. Alternatively, if you wish to receive a separate set of proxy materials for this year's Annual Meeting, we will deliver them promptly upon request to Chief Financial Officer, Information Services Group, Inc., 2187 Atlantic Street, Stamford, Connecticut 06902.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our amended and restated certificate of incorporation provides that the Board of Directors of the Company is divided into three classes with one class of directors being elected each year and each class serving a three-year term. Michael P. Connors and Christine Putur constitute a class with a term that expires at this annual meeting (the "Class III Directors"); Neil G. Budnick and Gerald S. Hobbs constitute a class with a term that expires at the annual meeting in 2020 (the "Class I Directors"); and Kalpana Raina and Donald C. Waite III constitute a class with a term that expires at the Annual Meeting in 2021 (the "Class II Directors").

        The Board of Directors has considered and nominated the following nominees to be Class III Directors for a three-year term expiring in 2022: Michael P. Connors and Christine Putur. Action will be taken at the Annual Meeting for the election of these Class III Directors. Set forth below is information regarding the nominees to the Board of Directors for election as directors.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Michael P. Connors and Christine Putur unless otherwise directed by the person furnishing a valid proxy. The nominees have agreed to be named in this Proxy Statement and to serve if elected. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.

        If a quorum is present and voting, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees. Abstentions, "withhold votes" and broker non-votes will have no effect on the outcome of the vote because they are not considered "votes cast" for voting purposes.

        The nominees to the Board of Directors to serve until the third succeeding annual meeting of stockholders after their election and until their successors have been elected and qualified are:

Name	Age	Director Since
Michael P. Connors	63	2006
Christine Putur	57	2014

        The principal occupations and qualifications of the nominees for director are as follows. There are no family relationships among any of our directors or executive officers.

        Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December 2006. Mr. Connors served as Chairman and CEO of VNU's Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU, now The Nielsen Company, was a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprised VNU's media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU's Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world's largest marketing information services companies, commencing November 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of both Eastman Chemical Company and Chubb, Ltd.

        Christine Putur has served as our Director since March 2014. Ms. Putur is the Chief Information Officer of Recreational Equipment, Inc. (REI), a specialty outdoor retailer. Ms. Putur was previously the Chief Information Officer of Coach, Inc., a leading New York design house of modern luxury accessories. Prior to Coach, Ms. Putur was a senior executive for Staples, Inc., a leading office supply retailer. She joined Staples in 1999 and held a variety of leadership positions, most recently as the Senior Vice President and Chief Information Officer. Prior to that, she worked at Digital Equipment Corporation, a vendor of computer systems, for 15 years and participated in its merger with Compaq Computer Corporation, a developer and seller of computers and related products and services. Ms. Putur holds a B.A. in Administrative Science and Math from Colby College and a M.S. in Management Information Systems from the Boston University Graduate School of Management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE

CORPORATE GOVERNANCE

Responsibilities of the Board of Directors

        Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

        The Board of Directors determined that combining the CEO and Chairman positions, coupled with a Lead Independent Director position, strengthens the Company's governance structure and is the appropriate leadership model for the Company at this time. The Board of Directors believes that "one-size" does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary from company to company, depend upon a company's particular circumstances at a given point in time and may change from time to time. Accordingly, the Board of Directors carefully considers from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

        Board structures vary greatly among U.S. public corporations. The Board of Directors does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

        Since March 2014, Mr. Gerald S. Hobbs has served as the Lead Independent Director. In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director also include:

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  leading the Board's processes for selecting and evaluating the Chief Executive Officer and Chairman;

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  presiding at all meetings of the Board at which the Chairman is not present;

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  calling additional meetings of the independent directors as appropriate;

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  assisting in scheduling Board meetings;

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  presiding at all executive sessions of the independent directors of the Board;

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  providing the Board of Directors with input as to the preparation of Board meeting agendas;

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  specifically requesting the inclusion of certain materials for Board meetings;

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  recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

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  acting as a liaison between the independent directors and the Chairman on sensitive issues.

        The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership.

        The Board of Directors believes that this structure is in the best interests of the Company at this time as it will allow for a balance of power between the CEO and the independent directors and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Board Composition

        The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating and Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

        After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate's election.

        When considering whether the Board's directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Board focused primarily on the information discussed in each of the Board members' or nominees' biographical information set forth on pages 19 to 21. In particular, with regards to Mr. Connors, the Board considered his extensive knowledge of the Company's business and his position as Chief Executive Officer of the Company with the responsibility for the day-to-day oversight of the Company's business operations. With regards to Messrs. Budnick, Hobbs and Waite and Mses. Putur and Raina, the Board considered their significant experience, expertise and background with regard to business, accounting and financial matters. With regards to Mr. Budnick, the Board of Directors considered his extensive experience as Managing Director at Channel Rock Partners, a management consulting firm, and as Chief Financial Officer of MBIA Insurance Corporation, a major financial services Company. With regards to Mr. Hobbs, the Board of Directors considered his extensive experience as the Chairman and CEO of various information and media companies, including VNU, Inc. With regards to Ms. Putur, the Board of Directors considered her extensive experience in information technology obtained at global corporations in the high tech, retail and fashion sectors, including in her current role as Chief Information Officer of Recreational Equipment, Inc. (REI). With regards to Ms. Raina, the Board of Directors considered her experience as a senior executive with The Bank of New York and her prior service on the Audit Committee of John Wiley & Son. With regards to Mr. Waite, the Board considered his extensive experience in management consulting as a Managing Director with McKinsey & Company and his service as one of three members of McKinsey's Office of the Managing Director. In addition, in connection with the nomination of Mr. Connors and Ms. Putur for election as directors at this Annual Meeting, the Board considered their valuable contributions to the Company's success during their years of Board service.

Director Independence

        Our Board of Directors currently has six directors. The Board of Directors has affirmatively determined that all of the directors, other than Mr. Connors, including those who serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are "independent" for purposes of The Nasdaq Stock Market LLC ("Nasdaq") listing standards and federal securities laws. In the course of the Board of Directors' determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable Nasdaq rules and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Executive Sessions

        Our independent directors hold regularly scheduled meetings at which only independent directors are present.

Meeting Attendance

        Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. The Board of Directors held five meetings during 2018. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. Each of our directors serving during 2018 attended 100% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period.

        This Annual Meeting will be our eleventh annual stockholder meeting. ISG's policy is to invite each director to attend the Company's annual meeting of stockholders, but does not require attendance by all directors. ISG periodically monitors and reassesses this policy to ensure the Board remains open and available for stockholder communications.

Committees of the Board of Directors

        The Audit, Compensation, and Nominating and Corporate Governance Committees each operate under a written charter adopted by the Board of Directors, and each committee of the Board of Directors reviews and assesses the adequacy of its charter on at least an annual basis. Copies of these charters are available on our website (www.isg-one.com).

        The following table sets forth the three standing committees of the Board of Directors, the members of each committee during the last fiscal year and the number of meetings held by each committee during the last fiscal year:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Michael P. Connors	—	—	—
Neil G. Budnick	Chairman	Member	Member
Gerald S. Hobbs	Member	Chairman	Member
Christine Putur	Member	Member	Member
Kalpana Raina	Member	Member	Member
Donald C. Waite III	Member	Member	Chairman
	4 Meetings	3 Meetings	1 Meeting

Audit Committee

        Our Audit Committee currently consists of Mr. Budnick, as Chairman, Mr. Hobbs, Ms. Putur, Ms. Raina and Mr. Waite. The Audit Committee is responsible for, among other things:

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  selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

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  overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

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  pre-approving audit, audit related, tax and other services to be performed by the independent registered public accounting firm and related fees;

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  meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

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  reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

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  meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

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  reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

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  reviewing the internal audit function.

        In accordance with applicable federal securities laws and the rules of Nasdaq, we have adopted an Audit Committee charter that incorporates these duties and responsibilities.

        The Audit Committee is, and will at all times be, composed exclusively of "independent directors," as determined in accordance with Nasdaq's independence standards, who are able to read and understand fundamental financial statements. In addition, pursuant to the rules of Nasdaq, ISG must have at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual's financial sophistication. The Board of Directors has determined that each of the Audit Committee members satisfies Nasdaq's definition of financial sophistication and that Mr. Budnick, Mr. Hobbs, Ms. Raina and Mr. Waite each qualify as an "audit committee financial expert," as defined under the rules and regulations of the SEC.

        Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

        The Compensation Committee currently consists of Mr. Hobbs, as Chairman, Mr. Budnick, Ms. Putur, Ms. Raina and Mr. Waite. The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company, including administering the Amended and Restated 2007 Equity and Incentive Award Plan and the Amended and Restated 2007

Employee Stock Purchase Plan. The Compensation Committee is also responsible for, among other things:

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  reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

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  reviewing with the Chief Executive Officer the performance and compensation of all other executive officers;

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  discussing the results of the stockholder advisory vote on the compensation paid to our named executive officers;

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  retaining or terminating, as needed, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide independent advice to the Compensation Committee;

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  evaluating on at least an annual basis whether any work provided by a consultant retained by the Compensation Committee raises any conflict of interest; and

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  reviewing and establishing policies concerning any management perquisite and similar benefits.

For more information on the Compensation Committee's role in determining executive compensation, see "Executive Compensation" beginning on page 22.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Compensation Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC and the Internal Revenue Service, in each case as they are applicable to serving on the Compensation Committee.

        The Compensation Committee has retained Pay Governance to advise it in connection with fulfilling its responsibilities with respect to the Company's executive and Board of Directors compensation programs. For a discussion of the nature and scope of Pay Governance's assignment, and the material elements of the instructions or directions given to Pay Governance with respect to the performance of their duties under the engagement, please see "Use of Third Party Advisors" beginning on page 22. Pay Governance maintains no other direct or indirect business relationships with the Company.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of Mr. Waite, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Putur and Ms. Raina. The Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  developing, recommending and monitoring corporate governance guidelines for ISG and the Board of Directors;

  •
  identifying and reviewing the qualifications of candidates for Board membership;

  •
  recommending to the Board of Directors candidates to fill vacancies on the Board which occur between annual meetings of stockholders or for election at annual meetings;

  •
  recommending to the Board of Directors criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;

  •
  recommending to the Board of Directors committee memberships and chairpersons; and

  •
  consulting with the Board of Directors annually regarding the independence of each member of the Board.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Nominating and Corporate Governance Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC, in each case as they are applicable to serving on the Nominating and Corporate Governance Committee, and our standards of independence.

        The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account, without limitation, factors such as judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. In assessing stockholder recommendations, the Nominating and Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group. A stockholder must provide notice to the Chief Financial Officer that must include the name, address, and number of shares owned by the stockholder making such recommendation; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee's consent to be elected and to serve. ISG may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The notice must be delivered to the Chief Financial Officer, who will forward the notice to the Nominating and Corporate Governance Committee for consideration. Ultimately, the Nominating and Corporate Governance Committee will nominate those individuals who it believes will, in conjunction with other members of the Board, best collectively serve the long-term interests of the Company's stockholders.

Oversight of Risk Management

        On behalf of the Board of Directors, the Audit Committee is responsible for oversight of the Company's risk management policies and procedures. The Company is exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Audit Committee discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company's Chief Financial Officer is responsible for the Company's risk management function and regularly works closely with the Company's senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and the Company's Audit Committee regarding the Company's risk management policies and procedures. In that regard, the Company's Chief Financial Officer meets with the Audit Committee at least four times a year to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board on a regular basis to apprise the Board of their discussions with the Chief Financial Officer regarding the Company's risk management efforts.

Code of Ethics

        We have adopted a code of ethics and business conduct applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of Nasdaq. You may obtain a copy of ISG's code of ethics and business conduct, free of charge, by contacting our Chief Financial Officer. You can also find a link to the code on our website (www.isg-one.com). ISG intends to disclose any amendments to, or waivers from, a required provision of its code of ethics and business conduct on its website (www.isg-one.com).

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines to assist the Board and its committees in the exercise of their responsibilities. The Corporate Governance Guidelines, which are available on our website (www.isg-one.com), set forth guiding principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, employees and outside advisors, director orientation and continuing education. The Nominating and Corporate Governance Committee regularly reviews and provides recommendations to the Board on the Corporate Governance Guidelines, and the full Board approves changes as it deems appropriate.

Certain Relationships and Transactions with Related Parties

        The Board has adopted the Policy and Procedures with respect to Related Party Transactions (the "Policy") whereby all transactions required to be reported pursuant to Item 404 of Regulation S-K are reviewed and approved. The Policy calls for the Nominating and Corporate Governance Committee of our Board of Directors (the "Governance Committee"), or the Chair of the Governance Committee in exigent circumstances (who will possess delegated authority to act between Governance Committee meetings), to review each related party transaction (as defined below) and determine whether to approve that transaction. Any Governance Committee member who has any interest (actual or perceived) will not be involved in the consideration of the Governance Committee. In determining whether a related party transaction will be approved, the Governance Committee or Chair of the Governance Committee, as applicable in accordance with the Policy, will consider a multitude of factors including (a) the benefits to the Company; (b) the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally. Notwithstanding the Policy, all compensation-related matters must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

        For purposes of the Policy, a "related party transaction" is, subject to certain limited exceptions, any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company's total assets at the end of the last two completed fiscal years, and the related party (defined below) had, has or will have a direct or indirect material interest. "Related party" includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in clauses (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a director, executive officer or partner or is in a similar position, or in which such person, together with all other "related parties," have in the aggregate 5% or greater beneficial ownership interest.

        During 2018 and 2017, we did not enter into any transactions with related parties that required review, approval or ratification pursuant to the Policy.

Stockholder Communications with Directors

        Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)
c/o Chief Financial Officer
Information Services Group, Inc.
2187 Atlantic Street
Stamford, Connecticut 06902
Fax: (203) 517-3199

        Communications from our stockholders to one or more directors will be collected and organized by our Chief Financial Officer under procedures approved by our independent directors. The Chief Financial Officer will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Chief Financial Officer may, in his or her discretion, forward only representative correspondence.

        The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Chief Financial Officer.

PROPOSAL NO. 2
RATIFICATION OF ENGAGEMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        On March 12, 2019, the Audit Committee and the Board of Directors engaged PricewaterhouseCoopers LLP to continue in its capacity as independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholders will be asked at the Annual Meeting to ratify the engagement of PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2019.

        Although the engagement of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it is appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the fiscal year ending December 31, 2019. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors or the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors or Audit Committee feels that such a change would be in the best interests of the Company and our stockholders.

        The Company anticipates that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions at the meeting.

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017 by PricewaterhouseCoopers LLP:

	Fiscal Years
	December 31, 2018	December 31, 2017
Audit Fees(1)	$1,914,000	$2,177,000
Audit-Related Fees(2)	540,202	—
Tax Fees(3)	71,000	52,185
All Other Fees(4)	—	151,950

Total Fees	$2,525,202	$2,381,135

(1)
Audit Fees consisted of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)
Included fees for professional services rendered in fiscal 2018 in connection with tax compliance and consulting, within the U.S. and internationally.

(3)
Included fees for professional services rendered in fiscal 2018 and 2017 in connection with tax compliance for international returns and tax consulting.

(4)
Included fees related to the implementation of ASC 606 in 2017.

        The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Securities Exchange Act of 1934, as amended, to the Company's management. All of the fees described above under Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting. Abstentions will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes. Under the rules of the New York Stock Exchange, member brokers who hold shares in street name for their customers that are the beneficial owners of those shares have the authority to only vote on certain "routine" items in the event that they have not received instructions from beneficial owners. This Proposal No. 2 is considered a "routine" item, and accordingly, brokers and other nominees will have discretionary authority to vote on this Proposal No. 2, so that we expect that there will be no broker non votes on this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ENGAGEMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

 REPORT OF THE AUDIT COMMITTEE

        The directors who serve on the Audit Committee are all "independent" in accordance with Nasdaq requirements and the applicable SEC rules and regulations. We have reviewed and discussed with management the Company's Annual Report on Form 10-K, which includes the Company's integrated audit of the consolidated financial statements for the year ended December 31, 2018 and management's report on internal control over financial reporting using the criteria set forth in the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013).

        During 2018, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2018. As part of the Company's governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Board of Directors adopted changes to the Audit Committee charter in May 2013. The revised Audit Committee charter can be obtained through our website (www.isg-one.com).

        We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, and reviewed the results of the independent registered public accounting firm's integrated audit of the consolidated financial statements.

        We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with the registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the Company's Annual Report on Form 10-K for the year ended December 31, 2018 be filed with the Securities and Exchange Commission.

        During 2018, directors Neil G. Budnick, Gerald S. Hobbs, Christine Putur, Kalpana Raina and Donald C. Waite III served as members of the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
THE AUDIT COMMITTEE Mr. Neil G. Budnick (Chairman) Mr. Gerald S. Hobbs Ms. Christine Putur Ms. Kalpana Raina Mr. Donald C. Waite III

 PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are including in this Proxy Statement a separate resolution subject to stockholder vote to approve, in a non-binding advisory vote, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement on pages 22-31 pursuant to the rules of the SEC. The language of the resolution is as follows:

          RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION, IS HEREBY APPROVED.

        This item is commonly referred to as a "say-on-pay" proposal. A large majority of our stockholders—averaging 93% of the votes cast—approved our compensation program as described in our proxy statements over the past three years.

        In considering your vote, you may wish to review the information on the Company's compensation policies and decisions regarding the Named Executive Officers presented in the section entitled "Executive Compensation" beginning on page 22, as well as the discussion regarding the Compensation Committee beginning on page 10.

        In particular, stockholders should note the following:

  •
  The Company believes management compensation should be competitive with market practices, provide rewards based on the attainment of Company objectives and tightly align management with the interests of stockholders.

  •
  At the discretion of the Compensation Committee, the material elements of the compensation system created for the Company's Named Executive Officers include a mix of base salary, annual performance-based cash incentive awards and long-term equity incentive awards.

  •
  The Company believes that the compensation provided to the Named Executive Officers is competitive with market norms, is predicated on "pay-for-performance" and is tightly aligned with the interests of the Company's stockholders.

  •
  In particular, the compensation we paid the Named Executive Officers for 2018 was in line with the financial results and, particularly, the progress implementing our long-term growth strategy that was achieved by our management team during 2018.

        Because this vote is advisory and non-binding on the Board of Directors, the Board and the Compensation Committee will review and consider the voting results, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation programs.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

MANAGEMENT

        The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position
Michael P. Connors	63	Chairman of the Board and Chief Executive Officer
Todd D. Lavieri	57	Vice Chairman and President—ISG Americas and Asia Pacific
David E. Berger	62	Executive Vice President and Chief Financial Officer
Thomas S. Kucinski	55	Executive Vice President and Chief Human Resources Officer
Neil G. Budnick	65	Director
Gerald S. Hobbs	77	Director
Christine Putur	57	Director
Kalpana Raina	63	Director
Donald C. Waite III	77	Director

Management

        Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December 2006. Mr. Connors served as Chairman and CEO of VNU's Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU, now The Nielsen Company, was a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprised VNU's media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU's Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world's largest marketing information services companies, commencing November 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of both Eastman Chemical Company and Chubb, Ltd.

        Todd D. Lavieri is Vice Chairman and President—ISG Americas and Asia Pacific, since July 26, 2018, working closely with the executive leadership team on corporate strategy and governance matters. He also is responsible for ISG Americas—the firm's largest region, encompassing half of ISG's revenues—and ISG Asia Pacific. He joined ISG in July 2014. Previously, Todd was with IBM, where he served as general manager of IBM Global Consulting and more recently as general manager, Global Business Services, IBM Canada. Before joining IBM in 2010, Todd was president and CEO of Archstone Consulting, a strategy and operations advisory firm he founded in 2003 and sold to The Hackett Group in 2009. Earlier, he was a partner at Deloitte Consulting and a member of its Global Management Committee during a distinguished 13-year career with the firm. An expert on business transformation and growth strategies, he has personally advised Global 1000 clients across such sectors as manufacturing, retail, life sciences, healthcare, energy and consumer products. Todd is a graduate of Trinity College, Hartford, Connecticut, and holds an MBA from Duke University's Fuqua School of Business.

        David E. Berger has served as our Executive Vice President and Chief Financial Officer since October 2009. Prior to joining ISG, Mr. Berger was Senior Vice President, Corporate Controller and Investor Relations with The Nielsen Company where he spent more than eight years. Prior to joining Nielsen in 2001, he had been employed for almost ten years at Simon & Schuster and Viacom in varying senior management capacities leaving as Senior Vice President, Finance and Development.

Prior to his tenure at Simon & Schuster/Viacom, Mr. Berger worked at American National Can Company where he was Chief Financial Officer of one of its largest divisions. Mr. Berger started his professional career with the public accounting firm of Touche Ross and Company. Mr. Berger is a graduate of the Wharton School of the University of Pennsylvania and earned his Masters of Business Administration from the University of Chicago.

        Thomas S. Kucinski has served as our Executive Vice President and Chief Human Resources Office since June 5, 2017. Mr. Kucinski is responsible for the firm's overall human resources function, with a particular focus on strategic talent management, leadership development and organizational change initiatives. An accomplished global Human Resources leader with more than 30 years of experience in the professional services, finance and consumer products industries, Mr. Kucinski joined ISG in 2013 as its Global Leader—Total Rewards and HR Operations and was named to his current post in 2017. Prior to ISG, he held human resources leadership roles at Nasdaq OMX, Nielsen and American Express, with a particular emphasis on compensation and benefits strategy and design. Mr. Kucinski holds a Master's Degree in Human Resources Management from Rutgers University, and a Bachelor's of Science Degree in Psychology from the University of Scranton.

Directors

        Neil G. Budnick has served as our Director since June 2011. Mr. Budnick is currently the Managing Director at Channel Rock Partners, a management consulting firm that provides business strategy and opportunity analysis, operations improvement and risk management for corporations. Until April 2007, Mr. Budnick was President of MBIA Insurance Corporation, a major financial services company. During his 23 years at MBIA, Mr. Budnick held increasingly important positions including: Vice Chairman; Chief Financial Officer; President, Public and Corporate Finance Division; and Senior Vice President, Head of Municipal and Structure Finance. Earlier in his career, Mr. Budnick was also Vice President of the Public Finance Department of Standard & Poor's Corporation. He was a Board Member and Chair of the Audit Committee of RHR International, a management firm that specializes in executive development until December 2018. Following an appointment by the Governor of Connecticut in 2012, he served from 2012-2013 as Chairman of the Investment Advisory Council (IAC), the state body responsible for working with the State Treasurer in overseeing the investments of the Connecticut Retirement Plans and Trust Funds. Mr. Budnick holds a B.A. in Political Science from Boston College and an M.P.A. in Public Administration from the University of Colorado.

        Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is a managing director and an operating partner at BV Investments, LLC. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now The Nielsen Company, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He retired from The Nielsen Company and BNA, Inc. boards of directors. He was a member of the Audit Committee at both companies.

        Christine Putur has served as our Director since March 2014. Ms. Putur is the Chief Information Officer of Recreational Equipment, Inc. (REI), a specialty outdoor retailer. Ms. Putur was previously the Chief Information Officer of Coach, Inc., a leading New York design house of modern luxury accessories. Prior to Coach, Ms. Putur was a senior executive for Staples, Inc., a leading office supply retailer. She joined Staples in 1999 and held a variety of leadership positions, most recently as the Senior Vice President and Chief Information Officer. Prior to that, she worked at Digital Equipment Corporation, a vendor of computer systems, for 15 years and participated in its merger with Compaq Computer Corporation, a developer and seller of computers and related products and services. Ms. Putur holds a B.A. in Administrative Science and Math from Colby College and a M.S. in Management Information Systems from the Boston University Graduate School of Management.

        Kalpana Raina has served as our Director since August 2009. Ms. Raina is the managing partner of 252 Solutions, LLC, an advisory firm that specializes in strategic development and implementation. Previously, Ms. Raina was a senior executive with The Bank of New York, a global financial services company. She joined the Bank in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the bank's Executive Vice President, International. During her eighteen year career with the bank she had responsibility for clients in the Media, Telecommunications, Healthcare, Retailing, Hotels and Leisure and Financial services industries in Asia, Europe, and the United States. Ms. Raina is also a director of Yellow Pages Limited (TSX: YLO), where she serves on the Nominating and Corporate Governance Committee and Audit Committee. Until December 2017, Ms. Raina was also a director of John Wiley & Son (NYSE: JWa and JWb). She is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The U.S. India Business Council.

        Donald C. Waite III has served as our Director since January 2008. Mr. Waite is an adjunct professor at Columbia Graduate School of Business. Mr. Waite retired from McKinsey & Company, the international management consulting firm, in February 2002 after 36 years of service. From 1996 to 2002, he was one of three members of the Firm's Office of the Managing Director, and Chairman of the Firm's Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company and sits on the Board of Directors of the McKinsey Investment Office (MIO). Mr. Waite served on the Board of Directors of The Guardian Life Insurance Company of America from 2002-2017.

EXECUTIVE COMPENSATION

Background

        This discussion addresses compensation as it relates to ISG's named executive officers for the fiscal year ending December 31, 2018: Michael P. Connors, Chairman and Chief Executive Officer; Todd D. Lavieri, who was named Vice-Chairman effective July 26, 2018; and David E. Berger, Executive Vice President and Chief Financial Officer.

Oversight of Compensation

        The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company. The Compensation Committee is comprised entirely of independent directors. The Compensation Committee approves all executive compensation arrangements. The Compensation Committee charter sets forth the purpose of and other matters pertaining to the Compensation Committee. See pages 10 to 11 for further details regarding the duties and responsibilities of the Compensation Committee.

Use of Third Party Advisors

        Pursuant to its charter, the Compensation Committee has the authority to retain, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee has retained the firm of Pay Governance as its independent compensation consultant to report and advise on matters related to executive and director compensation and related corporate governance concerns. The Compensation Committee has assessed the independence of Pay Governance pursuant to the SEC's and Nasdaq's rules and concluded that the work Pay Governance has performed does not raise any conflict of interest.

        Pay Governance was engaged by and reports directly to the Compensation Committee. The Compensation Committee is responsible for approving payments to the consultant, and the Compensation Committee is solely responsible for engagement and termination of the consultant. While conducting assignments, the Compensation Committee anticipates that Pay Governance will interact with the Company's management when appropriate in support of the functions of the Compensation Committee, including gathering internal perspectives and relevant company and compensation data. In addition, Pay Governance may seek feedback from the Compensation Committee Chairman, other members of the Compensation Committee or the Board of Directors, or the Chairman of the Board of Directors in developing recommendations for the Compensation Committee's consideration.

        The Compensation Committee calls upon Pay Governance, as appropriate, to attend Compensation Committee meetings, meet with the Compensation Committee without management present and provide third-party data, advice and expertise on proposed executive compensation levels, programs and plan designs and implementation, and on other matters within the scope of the Compensation Committee's responsibilities. The Compensation Committee may also ask Pay Governance to review and provide advice relating to proposals prepared by management, including evaluating the consistency of such proposals with the Compensation Committee's compensation philosophy and in comparison to programs at other companies, to provide information and advice regarding compensation of our non-employee directors, and to review disclosures relating to executive and director compensation.

        Pay Governance provides only consulting services relating to executive and director compensation to us, and does not provide other services such as employee benefits administration or actuarial services.

Role of Management in Compensation Decisions

        In determining compensation for the executive officers, the Compensation Committee may consult with the Company's executive officers at various times during the year to provide the Compensation Committee with information with which the Compensation Committee performs its own assessment of the individual performance of each executive officer. The Compensation Committee may also request input from the Chief Executive Officer, other members of the Board and the other committees of the Board as part of the Compensation Committee's evaluation of the executive officers and other key Company employees and their achievement of performance objectives. At the Compensation Committee's request, the Chief Executive Officer will review and discuss the performance and compensation of the Company's other Named Executive Officers. Executive officers, including the Chief Executive Officer, are not present for the discussions or discretionary decisions regarding their own compensation. The Compensation Committee is assisted in the administration of its decisions by the Company's Chief Human Resources Officer. Notwithstanding this input, the Compensation Committee retains full discretion to approve the compensation of the Company's executive officers.

Objectives and Philosophies

        It is the Company's intent that its executive compensation programs achieve three fundamental objectives: (1) attract, motivate, retain and reward qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with the interests of our stockholders. In structuring the Company's executive compensation programs, we intend to be guided by the following basic philosophies:

  •
  Competition for Executive Talent.  The Company should provide competitive compensation opportunities so that it can attract, motivate and retain executives qualified to lead and grow the Company.

  •
  Pay for Performance.  A substantial portion of compensation should be tied to achievement of Company and individual performance goals based on the Company's annual objectives and long-term business strategy. The Company's intent is to reward management for achieving a long-term strategic plan through sustained profitability and long-term growth. Such incentives should be appropriate to our Company's business mission and not encourage Named Executive Officers or other employees to expose the Company to undue risk that could have a material adverse effect on the Company.

  •
  Alignment with Stockholder Interests.  A substantial portion of compensation should be contingent on the creation of stockholder value. As an executive officer's level of responsibility increases, a greater portion of the officer's total compensation should be dependent on the Company's performance and stockholder returns. In order to further its commitment to aligning executives with stockholder interests, the Company has adopted share ownership guidelines that are described in detail below.

Say-on-Pay Results

        The Compensation Committee considers the results of the annual non-binding, advisory say-on-pay votes in connection with the discharge of its responsibilities. A large majority of our stockholders—averaging 93% of the votes cast—approved our compensation program as described in our proxy statements over the past three years. The Compensation Committee has reviewed the voting results and considered whether any adjustments were warranted based on these results. Our policy is to hold say-on-pay votes on an annual basis, which is consistent with the results of the 2017 non-binding, advisory say-on-frequency vote, in which approximately 97% of the votes cast voted for an annual say-on-pay vote.

Base Salary

        Base salary is cash compensation that provides a fixed level of cash payments throughout the year that take into account job responsibilities, experience level, competencies and competitive market data. The Compensation Committee reviews and approves base salaries for executives, including Named Executive Officers, annually and in connection with promotions or other changes in responsibilities. The Compensation Committee considers market data, individual compensation history, pay in relation to other executives at the Company ("internal pay equity"), individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate. Effective April 1, 2018, Mr. Connors salary was increased to $850,000 from $780,000, which is the first increase in Mr. Connors base salary since August 1, 2014. Mr. Lavieri's annual salary was $650,000 effective April 1, 2018. Actual salaries earned by and paid to the Named Executive Officers in 2018 are reflected in the Salary column of the Summary Compensation Table on page 30.

Annual Incentive Awards

        Annual incentive awards are generally paid out based on the achievement of one-year performance goals. ISG reserves the discretion to pay out all or a portion of these in the form of equity awards that require further service as a vesting provision As in prior years, the Compensation Committee based its award of 2018 bonuses for each Named Executive Office on the Committee's assessment of ISG's performance and the executive's individual performance. In determining annual incentive payments for the Named Executive Officers for fiscal 2018, the Compensation Committee took into account ISG's results relative to expectations and prior year performance and its assessment of each Named Executive Officer's contribution in achieving those results. The Compensation Committee believes that this structure, which allows the Committee to make subjective assessments of performance and payouts, is appropriate based on the rapid development of ISG as a comparatively young company operating in a dynamic international business environment, and growing both organically and through acquisitions.

        Based on the Company's 2018 performance and individual performance, the Compensation Committee approved annual incentive award payouts, payable in restricted stock units, as follows: (i) for Mr. Connors, paid as a grant of 350,625 restricted stock units on March 15, 2019 with a value on the grant date equal to $1,262,250; (ii) for Mr. Berger, paid as a grant of 87,500 restricted stock units on March 15, 2019 with a value on the grant date equal to $315,000; and (iii) for Mr. Lavieri, paid as a grant of 84,375 restricted stock units on March 15, 2019 with a value on the grant date equal to $303,750.

Long-Term Equity Incentive Awards

        The Compensation Committee has the authority to grant stock options, restricted stock units and other equity awards under the Company's Amended and Restated 2007 Equity and Incentive Award Plan (the "Plan") to executive officers, including the Named Executive Officers, and other key employees. The purpose of the Plan is to provide equity as a component of executive compensation to assure competitiveness of total compensation, to motivate executive officers and key employees to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period because, in most instances, the awards will be forfeited if the recipient voluntarily leaves the employ of the Company before the award vests.

        The Compensation Committee believes that the executives' long-term compensation should be directly linked to the Company's strategic progress and creation of stockholder value. At its discretion, the Compensation Committee periodically has made awards intended to create a meaningful stock incentive in light of the executive's current position with the Company, personal performance, potential impact and contributions to the growth of the enterprise, marketplace practice and the terms of any individual employment agreements. An additional key consideration in making these awards also is to promote retention of the grantee and long-term service to the Company. Similarly, the Compensation Committee uses long-term equity awards granted to new executives as a means to induce such persons to join the Company.

        On August 1, 2018, the Company granted 73,710 restricted stock units to Mr. Berger and 184,275 restricted stock units to Mr. Connors. The restricted stock units granted to Mr. Berger and Mr. Connors, will vest in equal annual installments on each of the first four anniversaries of the grant date. Additionally, on August 1, 2018, the Company granted 61,425 restricted stock units to Mr. Connors, which will be earned at the target level (61,425 shares) if ISG's stock price, measured over a ten-trading-day period on the second anniversary of the grant date, is $6.00, and will be earned at the maximum level (200% of the target level) if the measured market price equals or exceeds $8.00 at the end of the performance period, with straight-line interpolation between target and 200% of target if the measured market price is between $6.00 and $8.00. Any earned restricted stock units will then have an additional one-year vesting period prior to settlement in shares of ISG common stock. On June 1, 2018, the Company granted 102,302 restricted stock units to Mr. Lavieri which will vest in equal annual installments on each of the first four anniversaries of the grant date. The Compensation Committee granted the restricted stock units in order to enhance retention of the Named Executive Officers and provide a long-term incentive for advancing the Company's business strategy and creating stockholder value.

Other Compensation

        The Company sponsors a tax-qualified 401(k) plan with a profit-sharing feature (the "Savings Plan"). The Savings Plan provides retirement benefits for participating employees. Participating employees can contribute a portion of their eligible salary on a pre-tax basis up to a maximum amount set by the Internal Revenue Code. For 2018, the maximum pre-tax contribution by an employee into the Savings Plan was $18,500, except for specified catch-up contributions permitted by participants who are age 50 or older. The Company provides a match of 50% of the first 7% that the employee contributes to the plan (slightly reduced in the case of an employee with less than two years of ISG service at the end of the year), subject to a cap of $9,625 in 2018. The Company's contributions to Named Executive Officers under the Savings Plan can be found in the All Other Compensation column of the Summary Compensation Table on page 30.

        The Company provides limited amounts of perquisites and other personal benefits to the Named Executive Officers from time to time, at levels intended to be reasonable and consistent with our overall compensation program. For 2018, the only significant perquisite was reimbursement to the CEO of expenses for spousal travel in connection with our annual corporate recognition event, including a tax gross-up relating to such reimbursement, as reflected in the All Other Compensation column of the Summary Compensation Table on page 30 and the corresponding footnotes.

Severance and Other Benefits Upon Termination of Employment

        In determining whether to enter into an agreement with an executive officer that provides for severance payments if the executive officer is involuntarily terminated, the Compensation Committee considers the significance of the executive officer's position with the Company, its ability to attract and retain talent as a result of executive management changes and the amount of time it potentially would take the executive to locate another position. The Compensation Committee believes that offering severance commitments is necessary and appropriate in order to attract executives and retain them to provide long-term service to the Company.

        On December 16, 2011, Mr. Connors entered into the Connors Employment Agreement, which was amended subsequently on December 10, 2013 to extend the term until December 31, 2017, and further amended on December 13, 2016 to extend the term until December 31, 2021. Mr. Connors has been Chairman and Chief Executive Officer of the Company since the Company's inception. Mr. Connors' Change in Control Agreement with the Company as described below continues to apply pursuant to its terms. The terms of the Connors Employment Agreement relating to salary, bonus and benefits are described below under the caption "Employment Agreements and Employment Letters." The Connors Employment Agreement also provides for severance and other compensation upon termination of Mr. Connors' employment in specified circumstances. Subject to Mr. Connors executing a release of claims agreement in favor of the Company, in the event Mr. Connors is terminated by the Company without "Cause" or resigns for "Good Reason" (each as defined in the Connors Employment Agreement), the Company will provide him with two times his then applicable base salary plus two times his annual target bonus, payable over the 24-month period following his termination (but the Company may, in its sole discretion, pay this amount in a single lump sum, to the extent permitted under Section 409A of the Internal Revenue Code). In addition, the Company will also provide Mr. Connors with a pro-rated annual bonus for the year in which he is terminated based on the Company's actual performance for such year. The pro-rated bonus will be payable at the time Mr. Connors' annual bonus would have otherwise been paid if his employment had not been terminated. If Mr. Connors is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Connors' severance payments will be governed by his Change in Control Agreement described below. Pursuant to the Connors Employment Agreement, if at December 31, 2018, ISG had terminated Mr. Connors' employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $4,250,000, in addition to payment of his annual incentive for the year, the amount of which was paid in the form of a grant of RSUs and included in the amount in the Stock Awards column in the Summary Compensation Table.

        In connection with the hiring of Mr. Berger in 2009, the Company entered into an agreement with him on October 5, 2009 (the "Berger Severance Agreement") that provides that, in the event of certain terminations of his employment, subject to Mr. Berger executing a release of claims agreement in favor of the Company, he will receive a lump sum severance payment in an amount equal to his then applicable base salary plus his target bonus for the applicable year. These severance obligations will be triggered if Mr. Berger is terminated by ISG without "Cause" or if Mr. Berger resigns for "Good Reason" (each as defined in the Berger Severance Agreement). If Mr. Berger is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Berger's severance payments will be governed by his Change in Control Agreement described below. Pursuant to the Berger Severance Agreement, if at December 31, 2018, ISG had terminated Mr. Berger's employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $925,000.

        The Compensation Committee believes that the provisions in the Connors Employment Agreement and Berger Severance Agreement governing termination and severance arrangements are consistent with ISG's compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment.

Change in Control Arrangements

        To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, the Company entered into Change in Control Agreements with Messrs. Connors and Berger in 2011 (collectively, the "Change in Control Agreements"). In connection with the hiring of Mr. Lavieri, the Company entered into a Change in Control Agreement with him in 2014. The Change in Control Agreements are intended to align executive and stockholder interests by enabling each Named Executive Officer to consider corporate transactions that are in the best interests of the Company, its stockholders and other constituents without undue concern over whether the transactions may jeopardize the Named Executive Officer's own employment.

        The Change in Control Agreements provide for an initial term of two years from the effective date, but this term is automatically extended for successive one-year terms unless a notice of non-renewal is given at least one year before the then scheduled expiration of the term. These agreements provide for a lump sum severance payment as a result of a termination of employment by the Company without "Cause" or by the executive for "Good Reason" (each as defined in the applicable Change in Control Agreement) during the two-year period following a Change in Control (as defined in the applicable Change in Control Agreement), plus protection for pre-change in control terminations that occur in the 60 days prior to a Change in Control at the request of an acquirer or otherwise in anticipation of a Change in Control. The severance payment for each Named Executive Officer is equal to the sum of: (i) a lump-sum cash payment equal to a multiple of two (for Mr. Connors) or one (for Messrs. Berger and Lavieri) times the sum of the Named Executive Officer's then current base salary plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the Change in Control occurs; (ii) a lump-sum cash payment of (a) any accrued but unpaid base salary, (b) any unpaid bonus for the year prior to the year of termination that would have been paid if the executive had remained employed through the determination date of such bonus, (c) a pro rata portion of the target bonus for the year of termination, and (d) any accrued vacation pay; and (iii) a cash payment equal to the cost, on an after-tax basis, of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period, less the portion of such cost the Named Executive Officer would have been required to contribute had he remained employed with the Company. Based in part upon information provided by its compensation consultant, the Compensation Committee believes that the benefits and terms under the Change in Control Agreements are appropriate.

        Pursuant to the Change in Control Agreements, if at December 31, 2018, a Change in Control occurred and ISG had terminated the employment of a Named Executive Officer without Cause or the Named Executive Officer terminated employment for Good Reason (a "CiC Termination"), ISG would have been obligated to pay Messrs. Connors, Berger and Lavieri amounts equal to $4,250,000, $925,000 and $1,025,000, respectively (these payments would have been in lieu of severance amounts payable as described above for certain terminations not relating to a Change in Control). Such agreements provide also for a payment of the target annual incentive for the applicable fiscal year. The amounts payable under the Change in Control Agreements would be subject to reduction if aggregate payments to the executive in connection with the Change in Control would trigger a golden parachute excise tax on the executive and the effect of a reduction would be to provide a greater after-tax benefit to the executive. No gross-up for golden parachute excise taxes is payable by ISG.

        Pursuant to the terms of the Plan, the Compensation Committee has broad discretion to determine the treatment of equity awards in the event of a Change in Control as follows: (i) if determined by the Compensation Committee and specified in the applicable award agreement or otherwise, any outstanding awards then held by participants that are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, immediately prior to such Change in Control and (ii) the Compensation Committee may, but will not be obligated to,

(A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair market value (as determined in the sole discretion of the compensation committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the compensation committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that, upon the occurrence of the Change in Control, such options or stock appreciation rights will terminate and be of no further force and effect.

Employment Agreements and Employment Letters

        As discussed above, on December 16, 2011, Mr. Connors entered into the Connors Employment Agreement with the Company, as amended on December 10, 2013 to extend the term until December 31, 2017, and further amended on December 13, 2016 to extend the term until December 31, 2021. The Connors Employment Agreement provides for a base salary of $700,000 per year (which the Compensation Committee raised to $850,000 effective April 1, 2018) and a target bonus opportunity between 150% and 200% of base salary, and provides that Mr. Connors is eligible to receive equity grants from the Company. Certain additional compensation was granted in 2017 as consideration for the extension of the Employment Agreement, described in greater detail in our 2018 Proxy Statement. In connection with a grant of restricted stock units in January 2011, Mr. Connors executed the Company's form of restrictive covenant agreement (the "Restrictive Covenant Agreement") requiring him not to disclose confidential information of the Company at any time, and for the period during which he is employed by the Company and the 24-month period thereafter, not to compete with us, not to interfere with our business, and not to solicit nor hire our employees or customers. The Compensation Committee believes that entering into the Connors Employment Agreement and the related commitments was advisable and appropriate in order for ISG to induce Mr. Connors to remain Chief Executive Officer and to encourage his long-term service to the Company.

        Pursuant to an employment letter dated September 24, 2009 (the "Berger Employment Letter"), Mr. Berger is entitled to receive an annual base salary of $550,000 (which the Compensation Committee raised to $575,000 effective April 1, 2017) and is eligible to receive equity grants and discretionary bonuses from the Company. In connection with a grant of restricted stock units in January 2011, Mr. Berger entered into the Restrictive Covenant Agreement with the Company. The Compensation Committee believes that entering into the Berger Employment Letter, the base salary increase and the related commitments was advisable and appropriate in order for ISG to induce Mr. Berger to become an executive officer and to encourage his long-term service to the Company.

        Pursuant to an employment letter dated June 2, 2014 (the "Lavieri Employment Letter"), Mr. Lavieri was appointed to Partner & President, ISG Americas. Mr. Lavieri commenced his employment with the Company on July 21, 2014 and has a base salary of $650,000, a target bonus opportunity of $375,000 and is eligible to receive equity grants from the Company. In connection with a grant of restricted stock units in August 2014, Mr. Lavieri entered into the Restrictive Covenant Agreement with the Company. Mr. Lavieri was subsequently appointed to Vice Chairman on July 26, 2018.

Stock Ownership Guidelines

        The Company instituted stock ownership guidelines in 2014 for all of its directors and executive officers to better align their own financial interests with the interests of the Company's stockholders. Non-employee directors are expected to hold an amount of stock with a value equal to five times their annual cash retainer. The Chairman and Chief Executive Officer is expected to hold an amount of stock with a value equal to six times his annual base salary. The other Named Executive Officers are expected to hold an amount of stock with a value equal to three times their annual base salary, and other key employees of the Company are expected to hold an amount of stock with a value equal to one to two times their annual base salary. Directors and executive officers are required to achieve the applicable stock ownership threshold within five years of becoming subject to the guidelines. All shares and share equivalents, including unvested restricted stock, unvested restricted stock units and shares held, are considered in determining compliance with this requirement. Stock options are not considered, but shares acquired upon stock option exercises count towards the satisfaction of stock ownership guidelines. The Compensation Committee reviews compliance with the guidelines on an annual basis, and has the discretion to suspend, reevaluate and revise the guidelines from time to time. All Directors and Named Executive Officers were in compliance with the stock ownership guidelines as of March 4, 2019.

Insider Trading Policy; Anti-Hedging Policy

        Our insider trading policy permits directors, Named Executive Officers and other key employees to trade our securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with the Chief Financial Officer, but, in no event, while in possession of material, non-public information. The insider trading policy also prohibits directors, Named Executive Officers and other key employees from buying or selling puts, calls, options or similar derivative securities based on the value of ISG securities or taking other actions that have the purpose or effect of hedging or offsetting their risk of owning Company stock.

Tax Treatment of Executive Compensation

        The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when determining executive compensation and establishing our compensation programs. However, as a result of the enactment of amendments to Internal Revenue Code Section 162(m) in the Tax Cuts and Jobs Act in 2017 (the "TCJA"), beginning in 2018, ISG generally is unable to claim tax deductions for compensation paid to our Named Executive Officers in excess of $1 million per year, subject to exceptions that are much more limited than those available in 2017 and earlier years. Beginning in 2018, the principal permitted exceptions from the tax deductibility limitations are (i) compensation under certain tax-qualified plans (such as our tax-qualified defined contribution profit-sharing plan for U.S.-based employees) and (ii) compensation resulting from a legally binding obligation existing at November 2, 2017 and not materially modified thereafter, if such compensation would have been fully deductible under Section 162(m) as in effect before enactment of the TCJA. The TCJA expanded the group of employees whose compensation is subject to Section 162(m) tax deductibility limits to include our principle financial officer and, in some cases, persons who are not Named Executive Officers, and now applies the tax deduction limits to post-termination compensation (subject to the limited exceptions).

SUMMARY COMPENSATION TABLE

        The "Summary Compensation Table" below quantifies the value of the different forms of compensation earned by, or awarded to, our Named Executive Officers in 2018 and 2017. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, annual incentive awards and stock awards, as further described in the footnotes to the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Michael P. Connors	2018	$832,500	—	$2,146,771	$—	$23,944	$3,003,215
Chairman and Chief	2017	780,000	300,000	2,375,001	375,000	22,004	3,852,005
David E. Berger	2018	575,000	—-	615,000	—	9,625	1,199,625
Executive Vice President	2017	568,750	—-	549,999	100,000	9,450	1,228,199
and Chief Financial Officer
Todd D. Lavieri	2018	637,500	—	703,751	—	9,625	1,350,876
Vice Chairman President, ISG Americas and Asia Pacific (Effective July 26, 2018)

(1)
Mr. Connors salary reflects an increase to $850,000 from $780,000 effective as of April 1, 2018.

(2)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718") (without reduction for estimated forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share on the Nasdaq Global Market on the grant date. Further information regarding our equity compensation awards and their valuations can be found in Note 14 "Stock Based Compensation Plans" to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The amount shown for 2018 includes the value of restricted stock units granted on March 15, 2019 for the 2018 annual incentive award (and not included in the Non-Equity Incentive Plan Compensation column) as follows: Mr. Connors, $1,262,250; Mr. Berger, $315,000; and Mr. Lavieri, $303,750. The fair value of the award of performance-based restricted stock units granted to Mr. Connors ($2.19 per target unit), which are earned if certain market price targets are achieved over two years, is calculated based upon a Monte Carlo simulation. For this purpose, inputs into the model were the closing stock price on the grant date ($4.07), an expected volatility over the performance period of 33.39% (based on daily volatility over the two-year period prior to the grant date), a risk-free rate of return of 2.65% (based on semi-annual zero-coupon U.S. Treasury rates as of the grant date converted to continuously compounded rates) and an assumed dividend yield of 0%.

(3)
The amounts in the Non-Equity Incentive Plan Compensation column are cash annual incentive awards earned by the Named Executive Officers under the Plan. There were no cash payouts for 2018 performance; the annual incentive awards for 2018 were settled fully in grants of restricted stock units. The grant-date fair values of those equity awards are included in the Stock Awards column as described in note (2) above.

(4)
Pursuant to ISG's qualified defined contribution profit-sharing plan for U.S.-based employees, Messrs. Connors, Berger and Lavieri each received an annual contribution of $9,625 for 2018.

(5)
For 2018, All Other Compensation for Mr. Connors includes an amount for spousal travel in connection with our annual corporate recognition event of $9,800 and a related tax "gross-up" of $4,519.

 OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

        The following table summarizes the unvested restricted stock units outstanding as of December 31, 2018 for the Named Executive Officers.

Outstanding Equity Awards at 2018 Fiscal Year-End
	Stock Awards			Equity Incentive Plan Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of unearned Shares or Units of Stock that have not vested (#)(3)	Market or Payout Value of unearned Shares Units or Other rights that have not vested ($)(2)(3)
Mr. Connors	6/1/2015	48,828	$207,031
	6/1/2016	97,911	$415,143
	6/1/2017	144,602	$613,112
	6/1/2017	85,690	$363,326
	3/15/2018	264,706	$1,122,353
	8/1/2018	184,275	$781,326	61,425	$260,442
Mr. Berger	6/1/2015	18,229	$77,291
	6/1/2016	36,553	$154,985
	6/1/2017	48,201	$204,372
	3/15/2018	70,588	$299,293
	8/1/2018	73,710	$312,530
Mr. Lavieri	6/1/2015	17,904	$75,913
	6/1/2016	43,082	$182,668
	6/1/2017	57,841	$245,246
	4/2/2018	81,130	$343,991
	6/1/2018	102,302	$433,760

(1)
The vesting schedule for the number of restricted stock units shown in this column is as follows: (a) of the restricted stock units granted on June 1, 2015, the balance vests on June 1, 2019; (b) of the restricted stock units granted June 1, 2016, the balance vests one-half each on June 1, 2019 and June 1, 2020; (c) of the restricted stock units granted June 1, 2017, the balance vests one-third each on June 1, 2019, June 1, 2020 and June 1, 2021; (d) of the restricted stock units granted March 15, 2018, the balance vested on March 15, 2019; (e) of the restricted stock units granted April 2, 2018, the balances vests on April 2, 2019; (f) of the restricted stock units granted June 1, 2018, one-fourth vests on each of June 1, 2019, June 1, 2020, June 1, 2021 and June 1, 2022; and (g) of the restricted stock units granted on August 1, 2018, one-fourth vests on each of August 1, 2019, August 1, 2020, August 1, 2021 and August 1, 2022.

(2)
The market value is based on the closing price per share of the Company's common stock on December 31, 2018 of $4.24 per share, multiplied by the number of shares or units.

(3)
The restricted stock units will be earned if a stock-price-performance goal is achieved on August 1, 2020, with an additional 61,425 restricted stock units earned if a higher stock-price-performance goal is achieved at that date. To the extent earned, the restricted stock units will vest on August 1, 2021.

DIRECTOR COMPENSATION

        The compensation for ISG's non-employee directors is determined by the Board of Directors. The objectives of the compensation program are to attract and retain highly qualified directors, and to compensate them in a manner that aligns their interests with those of our stockholders. The following table presents information regarding compensation for our non-employee directors during 2018. Our non-employee directors received no other compensation for their services. Our non-employee director compensation program for 2018 consisted of an annual cash retainer of $55,000 and a grant of restricted stock units ("RSUs") with a fixed dollar value of $110,000 based on the fair market value of ISG common stock on the grant date, for service on the Board of Directors for the fiscal year ending on December 31, 2018. On December 11, 2018, 26,506 RSUs were granted to each non-employee director. The RSUs vest over a three-year period subject to accelerated vesting in the event of a change in control or the death or disability of the non-employee director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Neil G. Budnick	$55,000	$110,000	$—	$165,000
Gerald S. Hobbs	55,000	110,000	—	165,000
Christine Putur	55,000	110,000	—	165,000
Kalpana Raina	55,000	110,000	—	165,000
Donald C. Waite III	55,000	110,000	—	165,000

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share on the Nasdaq Global Market on December 11, 2018, the date of grant.

As of December 31, 2018, our non-employee directors had outstanding the following unvested restricted stock units:

Name	Unvested Restricted Stock Units (#)
Neil G. Budnick	53,270
Gerald S. Hobbs	53,270
Christine Putur	53,270
Kalpana Raina	53,270
Donald C. Waite III	53,270

        Messrs. Budnick, Hobbs and Waite, Ms. Putur and Ms. Raina were each awarded 28,646 restricted stock units on December 13, 2016, which vested/will vest in three equal installments on each of the first, second and third anniversaries of December 13, 2016. Messrs. Budnick, Hobbs and Waite, Ms. Putur and Ms. Raina were each awarded 25,822 restricted stock units on December 12, 2017 which vested/will vest in three equal installments on each of the first, second and third anniversaries of December 12, 2017. As discussed above, Messrs. Budnick, Hobbs and Waite, Ms. Putur and Ms. Raina were each awarded 26,506 restricted stock units on December 11, 2018, which will vest in three equal installments on each of the first, second and third anniversaries of December 11, 2018.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of ISG common stock as of March 4, 2019 by:

  •
  each person known by ISG to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of ISG's Named Executive Officers and directors; and

  •
  all of ISG's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 4, 2019, 45,799,605 shares of our common stock were issued and outstanding. The number of shares reported as beneficially owned is as of March 4, 2019, unless otherwise indicated. Percentages are calculated based on the number of shares outstanding at March 4, 2019.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (#)	Approximate Percentage of Outstanding Common Stock (%)
Stockholders Beneficially Owning More Than 5%.
Chevrillon & Associés(2)	5,687,495	12.4%
Private Capital Management, LLC(3)	3,863,976	8.4%
LLR Equity Partners(4)	2,408,291	5.3%
Directors and Named Executive Officers
Michael P. Connors(5)(6)	4,075,648	8.9%
David E. Berger(7)	506,758	1.1%
Thomas S. Kucinski(8)	120,082	*
Todd D. Lavieri(9)	319,286	*
Neil G. Budnick(6)(10)	247,250	*
Gerald S. Hobbs(6)(10)	341,694	*
Christine Putur(6)(10)	133,917	*
Kalpana Raina(6)(10)	271,250	*
Donald C. Waite III(6)(10)	341,694	*
All directors and executive officers as a group (9 individuals)(11)	6,357,579	13.9%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., 2187 Atlantic Street, Stamford, CT 06902.

(2)
Chevrillon & Associés ("Chevrillon") filed a Schedule 13G Amendment on December 6, 2016, reporting beneficial ownership, as of December 1, 2016, of the number of shares reflected in the table. The business address of Chevrillon is 4/6 Rond Point des Champs Elysées, Paris, France 75008.

(3)
Private Capital Management, LLC ("PCM") filed a Schedule 13G on February 8, 2019, reporting beneficial ownership, as of December 31, 2018, of the number of shares reflected in the table. PCM reported having sole voting power and sole dispositive power over 404,900 shares and shared voting power and shared dispositive power over 3,459,076 shares. The business address of PCM is 8889 Pelican Bay Blvd., Naples, FL 34108.

(4)
LLR Equity Partners III, L.P. ("LLREP") and LLR Equity Partners Parallel III, L.P. (together, "LLR") filed a Schedule 13G on December 20, 2016, reporting beneficial ownership, as of December 1, 2016, of the number of shares reflected in the table, of which LLREP was the beneficial owner of 2,306,418 shares. The business address of LLR is 2929 Arch Street, Cira Centre, Philadelphia, PA 19104.

(5)
Mr. Connors serves as Chairman of the Board and Chief Executive Officer. Shares beneficially owned include shares issuable in settlement of 264,706 restricted stock units that are scheduled to be settled within 60 days of March 4, 2019 and exclude shares issuable in settlement of 561,306 restricted stock units that do not vest within 60 days after March 4, 2019 and exclude shares issuable in settlement of performance-based restricted stock units (61,425 earnable for achievement of a specified performance and an additional 61,425 earnable for a higher level performance) that do not vest within 60 days after March 4, 2019, as well as shares issuable in settlement of restricted stock units granted on March 15, 2019 with a value on the grant date equal to $1,262,250.

(6)
Each of these individuals is a director.

(7)
Mr. Berger serves as Executive Vice President and Chief Financial Officer. Shares beneficially owned include shares issuable in settlement of 70,588 restricted stock units that are scheduled to be settled within 60 days of March 4, 2019 and exclude shares issuable in settlement of 176,693 restricted stock units that do not vest within 60 days after March 4, 2019, as well as shares issuable in settlement of restricted stock units granted on March 15, 2019 with a value on the grant date equal to $315,000.

(8)
Mr. Kucinski serves as Executive Vice President and Chief Human Resources Officer. Shares beneficially owned include shares issuable in settlement of 13,235 restricted stock units that are scheduled to be settled within 60 days of March 4, 2019 and exclude shares issuable in settlement of 45,851 restricted stock units that do not vest within 60 days after March 4, 2019, as well as shares issuable in settlement of restricted stock units to be granted on April 1, 2019 with a value on the grant date equal to $67,500.

(9)
Mr. Lavieri serves as Vice Chairman and President—ISG Americas and Asia Pacific. Shares beneficially owned include shares issuable in settlement of 81,130 restricted stock units that are scheduled to be settled within 60 days of March 4, 2019 and exclude shares issuable in settlement of 221,129 restricted stock units that do not vest within 60 days after March 4, 2019 as well as shares issuable in settlement of restricted stock units to be granted on March 15, 2019 with a value on the grant date equal to $303,750.

(10)
For each of Messrs. Budnick, Hobbs and Waite and Mmes. Putur and Raina, shares beneficially owned exclude shares issuable in settlement of 53,270 restricted stock units that do not vest within 60 days after March 4, 2019.

(11)
Shares beneficially owned include shares issuable in settlement of 429,659 restricted stock units that are scheduled to be settled within 60 days of March 4, 2019 and exclude shares issuable in settlement of 1,127,829 restricted stock units that do not vest within 60 days after March 4, 2019, shares issuable in settlement of performance-based restricted stock units, as well as shares issuable in settlement of restricted stock units granted on March 15, 2019 with a value on the grant date equal to $1,948,500.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, ISG's directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership of ISG common stock and any changes therein to the SEC. Specific due dates for those reports have been established, and ISG is required to report herein any failure to file such reports by those due dates. Based on ISG's review of Forms 3, 4 and 5 filed by such persons and representations of directors and officers provided to ISG, it believes that during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to such persons were met in a timely manner, except that one Form 3, filed by Mr. Lavieri, was inadvertently filed late.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Any stockholder desiring to submit a proposal to be presented for consideration in our 2020 Proxy Statement must submit such proposal to us no later than the close of business on November 22, 2019. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the common stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2020 Annual Meeting must give timely written notice to our Chief Financial Officer at c/o Information Services Group, Inc., 2187 Atlantic Street, Stamford, Connecticut 06902. A nomination or proposal for the 2020 Annual Meeting will be considered timely if it is received no earlier than December 2, 2019 and no later than January 31, 2020. If the date of the 2020 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from April 30, 2020, then to be timely, the nomination or proposal must be received by the Company no later than the close of business on the 15th day following the day on which public announcement of the date of the 2020 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company's Bylaws. We will not entertain any proposals or nominations at the 2020 Annual Meeting that do not meet the requirements set forth in our Bylaws. Our Bylaws have been filed with the SEC and you may obtain a copy of the Bylaws as filed with the SEC free of charge from our website at www.isg-one.com/investors. To make a submission or to request a copy of our Bylaws, stockholders should contact our Chief Financial Officer at c/o Information Services Group, Inc., 2187 Atlantic Street, Stamford, Connecticut 06902.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2019 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Michael P. Connors Chairman of the Board and Chief Executive Officer

March 21, 2019

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. INFORMATION SERVICES GROUP, INC. ATTN: DAVID BERGER 2187 ATLANTIC STREET 8TH FLOOR STAMFORD, CT 06902 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. To elect as Directors of Information Services Group, Inc. to serve for a three-year term the nominees listed below: Nominees 01 Michael P. Connors 02 Christine Putur The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. 3To approve, in a non-binding advisory vote, the compensation paid to the Company's named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: The proxies are hereby authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000398664_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com INFORMATION SERVICES GROUP, INC. Annual Meeting of Stockholders April 30, 2019 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint David E. Berger and Thomas S. Kucinski, or either of them, as proxies, each with the power to appoint his substitute, revoking any proxies previously given and hereby authorize them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Information Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on April 30, 2019 at the offices of the Company, 2187 Atlantic Street, Stamford, Connecticut and any adjournment or postponement thereof. The stockholder(s) hereby further authorize such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting of Stockholders and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted "For" the election of each of the nominees listed on the reverse side for the board of directors and "For" in proposals two and three. Please sign, date and return this proxy card promptly using the enclosed reply envelope. Continued and to be signed on reverse side 0000398664_2 R1.0.1.18